LICENSE AGREEMENT

BY AND BETWEEN

GRAPEFRUIT USA, INC.

AND

ZYLÖ THERAPEUTICS INC.

RECITAL

This License Agreement (this "**Agreement**") is made effective as of Dec. 2, 2020 (the "**Effective Date**") by and between Zylö Therapeutics Inc., a Delaware corporation with a principal place of business at 105A Ben Hamby Rd., Greenville, SC 29615 ("Zylö"), and Grapefruit USA, Inc., a Delaware corporation with its corporate offices located at 10866 Wilshire Blvd, Suite 225, Los Angeles, CA 90024 ("**LICENSEE**"). Zylö and LICENSEE are each hereafter referred to individually as a "**Party**" and together as the "**Parties**".

WHEREAS, the Parties executed that certain EXCLUSIVE LICENSE AND SUPPLY AGREEMENT dated July 24, 2020, and the Parties now want to amend that agreement such that the license agreement is separated from the supply agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree that this Agreement, along with that certain Exclusive Supply Agreement that is being made in concert with this Agreement (the "SUPPLY AGREEMENT"), shall replace the EXCLUSIVE LICENSE AND SUPPLY AGREEMENT **dated July 24, 2020** in its entirety.

WHEREAS, Zylö and [redacted] an educational institution ("[redacted]"), entered into the Technology Transfer and Sublicense Agreement dated November 21, 2017, as amended by the First Amendment dated July 25, 2018 and by the Second Amendment dated May 9, 2019 (collectively, the "[redacted] **Agreement**"), covering certain proprietary Licensed Patent Rights (as defined below) owned by [redacted] and

WHEREAS, LICENSEE desires to obtain a license from Zylö to such Licensed Patent Rights and Licensed Technology (as defined below) to **develop and commercialize**-Licensed Products as supplied by LICENSOR pursuant to the SUPPLY AGREEMENT

WHEREAS, Zylö desires to grant such licenses to LICENSEE on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

"**Affiliate**" means, with respect to either Party hereto, any corporation, partnership or other business entity controlled by, controlling, or under common control with either such Party, with "control" meaning direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock of, or fifty percent (50%) or more interest in the income of, such corporation or other business entity.

"**Control**" or "**Controlled**" means mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

"**Field**" means any and all human recreational or medicinal uses of products containing marijuana-derived cannabinoids, including THC, and also ~~For avoidance of doubt, Field~~ includes hemp-

derived products that are legal under the Farm Bill of 2018 and that may contain THC at levels no greater than 0.3% and other cannabinoids but excludes FDA-approved products containing cannabinoids.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or any arbitrator, court or tribunal of competent jurisdiction.

"**Licensed Patents**" means all Patent Rights that are Controlled by Zylö as of the Effective Date or become Controlled by Zylö during the Term, to the extent related to Licensed Products or Materials, or the research, development, manufacture, use or sale thereof. The Licensed Patent Rights as of the Effective Date are listed in Schedule A, attached hereto and made a part hereof. Schedule A shall be updated by Zylö during the Term to include any additional patents and patent applications not previously listed.

"**Licensed Product**" means any composition, physical product, service, or the like that is manufactured, marketed, offered for sale, sold, imported. and distributed by LICENSEE, which (i) contains the Materials and one or more marijuana-derived cannabinoids, including broad-spectrum cannabinoids that would contain THC (THC-Based Payload") and including hemp-derived cannabinoids, as described and legalized pursuant to the Farm Bill of 2018 ("CBD-Based Payload"), and (ii) incorporates or utilizes Licensed Technology or is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patent Rights.

"**Licensed Technology**" means all Technology, whether or not patentable, Controlled by Zylö as of the Effective Date or which becomes Controlled by Zylö during the Term that is (i) related to Material or (ii) provided or accessed by LICENSEE pursuant to this Agreement.

"**Licensed Trademarks**" means all rights in and to the trademarks listed in Schedule A as Exclusively Licensed Trademarks and as Non-Exclusively Licensed Trademarks, logos, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions thereof.

"**Material(s)**" means [redacted] Delivery System-based materials delivered by Zylö to LICENSEE as set forth in the SUPPLY AGREEMENT.

"**Material Specifications**" means the specifications for the Material set forth in the SUPPLY AGREEMENT.

"**Material(s)**" is as described in the SUPPLY AGREEMENT.

"**Patent Rights**" means the rights and interests in and to issued patents and pending patent applications (including inventor's certificates and utility models) , including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, Controlled by a Party.

"**Technology**" means any and all proprietary ideas, inventions, discoveries, confidential information, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, know-how, scientific information, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical

information, trade secrets, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

"**Term**" means the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

"**Territory**" for Licensed Products with a THC-Based Payload means [redacted] and for Licensed Products with a CBD-Based Payload means [redacted]

"**Third Party**" means any person or entity other than LICENSEE, Zylö and their respective Affiliates.

2. GRANT OF RIGHTS

2.1 Grant of Licenses. Subject to the terms and conditions of the [redacted] Agreement and this Agreement, Zylö hereby grants to LICENSEE a no-charge, royalty-free non-transferable non-sublicenseable license to sell, offer for sale, and/or have sold the Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Field. The license shall be exclusive [redacted]

2.2 Reservation of Rights.

(a) Retained Rights of Government. Pursuant to at least Article 2 of the [redacted] Agreement, this license granted hereunder is subject to the rights, conditions and limitations imposed by United States law including without limitation those rights granted to the United States Government as set forth under Title 35 U.S.C §§ 200 through 204 and applicable regulations.

(b) Retained Rights of [redacted] Notwithstanding the exclusive rights granted to LICENSEE pursuant to this Agreement, [redacted] pursuant to at least Section (b) of the [redacted] Agreement, retains the right to make, use and practice the Licensed Patent Rights in its own laboratories solely for non-commercial scientific purposes and for continued non-commercial research. Further, [redacted] retains the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under the Licensed Patent Rights, solely for non-commercial scientific and research purposes.

(c) Reservation of Rights by Zylö. Zylö hereby reserves all rights not expressly granted to LICENSEE under this Agreement.

2.3 Right to Add States. With respect to Licensed Product containing CBD-Based Payloads, [redacted] With respect to Licensed Product containing THC-Based Payloads, [redacted] In addition, LICENSEE shall have that certain right of first negotiation relating to adding [redacted]

2.4 Territorial Restrictions. With respect to Licensed Product containing THC-Based Payloads, LICENSEE shall not: [redacted] With respect to Licensed Product containing CBD-Based Payloads, LICENSEE shall not [redacted]

3. PAYMENTS

As stipulated above, there are no payments or fees dues for the license.

4. INTELLECTUAL PROPERTY

4.1 Ownership. [redacted]

4.2 Restrictions. LICENSEE and its Affiliates agree that they shall not directly or indirectly institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed Product does not infringe one or more claims of any Licensed Patent.

4.3 Enforcement.

(a) Notification. LICENSEE shall immediately notify Zylö in writing with reasonable detail of any:

[redacted]

(b) Actions. [redacted]

5. CONFIDENTIAL INFORMATION AND TRADE SECRETS

As consideration for and to induce LICENSEE to enter into this Agreement, Zylö understands and agrees that the following shall be considered "LICENSEE Confidential Information" unless already made public through SEC filings, press releases, etc. or unless it was in Zylö's possession before receipt from LICENSEE or unless it is disclosed by order of a court of competent jurisdiction:

[redacted]

[redacted]

Zylö shall not—at any time during or after the term of this Agreement with LICENSEE—disclose or otherwise use or provide to any individual or company or for that individual's or company's benefit or purposes or the benefit or purposes of any person or company, any LICENSEE Confidential Information. This Clause restricting the disclosure and use of LICENSEE Confidential Information shall survive the termination of the Agreement and shall survive for so long as the respective information qualifies as LICENSEE Confidential Information under applicable law.

In addition, LICENSEE and Zylö agree upon the provisions outlined as per the Mutual Confidentiality Agreement shown in Schedule B. Should there be any conflicts between this section and the Mutual Confidentiality Agreement, this section shall prevail.

6. REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other person.

(b) The execution, delivery, and performance of this Agreement by it have been duly and effectively authorized by all necessary action. This Agreement, upon execution by both Parties, shall constitute the legal, valid and binding obligation of it, except as may be limited by bankruptcy, insolvency or other laws affecting creditors rights generally and except as may be limited by general principles of equity.

(c) The execution, delivery and performance of this Agreement by it, do not conflict with any provision of law applicable to it or result in any breach of its constituent documents, or any order, judgment or other restriction by which it may be bound.

6.2 Zylö's Warranties. Zylö represents and warrants to LICENSEE that:

(a) Zylö owns, Controls or has licenses to Licensed Patents and Licensed Technology for the manufacture and commercialization of the Materials; and

(b) Zylö has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

6.3 LICENSEE's Warranties. LICENSEE represents and warrants to Zylö that:

(a) it is in compliance with all applicable Laws relating to this Agreement, the Licensed Products, and the operation of its business;

(b) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement;

(c) LICENSEE or Affiliates will not perform, or cause any third party to perform, any tests in human subjects involving Licensed Products unless and until it obtains all required regulatory approvals with respect to Licensed Products in the applicable geographies;

(d) It shall promptly provide Zylö with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Patents, or Licensed Technology, or the Licensed Products;

(e) it is not insolvent and is paying all of its debts as they become due; and

(f) all financial information that it has provided to Seller is true and accurate and fairly represents Buyer's financial condition.

6.4 Disclaimer of Warranties and Limitation of Liability.

- EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 6.1, 6.2, AND 6.3, (A) NEITHER ZYLÖ NOR ANY PERSON ON ZYLÖ'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT, OR PERFORMANCE OF MATERIALS, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) LICENSEE ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ZYLÖ, OR ANY OTHER PERSON ON ZYLÖ'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT.

6.5 No Patent Warranties and Representations. Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by either Zylö or [redacted] as to the validity or scope of any patent application or patent licensed hereunder;

(b) a warranty or representation by either Zylö or [redacted] that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

7. INDEMNIFICATION

[redacted]

[redacted]

7.4 Insurance.

[redacted]

[redacted]

8. TERM

The term of this Agreement will commence on the Effective Date. [redacted]

9. TERMINATION

[redacted]

[redacted]

10. MISCELLANEOUS PROVISIONS

10.1 Press release and public announcements. The Parties agree to work together, on a good-faith basis, towards the timely issuance of a joint press release announcing this Agreement and the development plans relating to this agreement. No other press releases or other publicity relating to the substance of the matters contained herein will be issued or effected without approval by both Parties, unless counsel to one of the Parties advises that an announcement or statement is required by law or applicable stock exchange rule. If required by law, the other Party shall be notified, and the Parties shall use their good-faith efforts to cause a mutually agreeable release or announcement to be issued within the permitted time, and the Party subject to the disclosure requirement shall be permitted to timely release such announcement. Neither Party shall employ or use the name of the other Party in any promotional materials, advertising, or website without the prior express written permission of the other party.

10.2 Use of [redacted] name. Notwithstanding the foregoing, neither Party shall use the name, logo, or any branding associated with [redacted] without prior written consent from [redacted], except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event [redacted] shall be informed prior to any such required use. No public

announcement regarding the existence of the [redacted] Agreement and/or the collaboration thereunder shall be made without obtaining the prior written consent of Zylö and [redacted] except if such announcement is required by law, regulation, federal securities law or judicial order, in which case Zylö and [redacted] shall be informed prior to any such required announcement

10.3 Notices. Unless otherwise provided for herein, all notices, requests and demands to or upon any Party hereto shall be deemed duly given or made when sent if given by facsimile (with confirmation of transmission), when delivered if given by personal delivery or overnight commercial carrier, on the third calendar day after deposit in the mail, certified mail, return receipt requested, addressed to such Party at its address set forth below, or by email at its email address shown below, if receipt is confirmed. All notices required under the terms and provisions hereof shall be in writing and addressed

(i) if to Zylö:

Zylö Therapeutics Inc.
105A Ben Hamby Rd.
Greenville, SC 29615
Attn: Scott Pancoast
Email: spancoast@zylotherapeutics.com

or at such other address or email address as Zylö shall from time to time designate in writing and delivered to LICENSEE in accordance with this Section, or (ii) if to LICENSEE:

Grapefruit USA, Inc., Inc.
10866 Wilshire Blvd., Suite 225
Los Angeles 90024
Attn: Brad Yourist
Email: brad@grapefruitblvd.com

or at such other addresses or email address as LICENSEE shall from time to time designate in writing and delivered to Zylö in accordance with this section.

With a copy to Nicholas F. Coscia, Esq.:
1270 Pasatiempo Rd.
Palm Springs, CA 92262
Email: Nick@CosciaSEC.com

10.4 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from a Force Majeure. For purposes of this Agreement, the term "**Force Majeure**" means pandemic, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, terrorism, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other cause or externally induced casualty beyond its reasonable control whether or not similar to the foregoing contingencies.

10.5 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity of the rest of this Agreement shall remain unaffected. If a provision is or becomes invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the originally contemplated economic purpose of the transaction. The same procedure is to be followed if an omission becomes apparent.

10.6 Amendments. The Parties may not amend this Agreement except by written agreement duly signed by the Parties expressly amending this Agreement.

10.7 Assignment. Neither party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that either Party may assign its rights or delegate its obligations, in whole only, without such consent and upon thirty days' prior written notice to the other Party, to (a) one of its wholly owned Affiliates, or (b) an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. All other assignments of rights are prohibited under this Section, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner.

10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 Counterparts. The Parties may execute this Agreement in two counterparts, each of which is deemed an original and both of which constitute only one agreement.

10.10 Schedules. The following Schedules shall be an integral part of this Agreement:

Schedule A: Licensed Patents
Schedule B: Mutual Confidentiality Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties caused this License Agreement to be executed as of the Effective Date by their duly authorized representatives.

GRAPEFRUIT USA, INC.

By: DocuSigned by: [signature]
BB70BCA04139494...

Name: Bradley Yourist

Title: CEO

ZYLÖ THERAPEUTICS INC.

By: DocuSigned by: Scott Pancoast
B476D7CF2438436...

Name: Scott Pancoast

Title: CEO

SCHEDULE A

I. Licensed Patents

Title	Country	Application Number	Filing Date	Status	Inventors
SOL-GEL/HYRODGEL THERAPEUTIC DELIVERY SYSTEM AND METHODS THEREOF	US	PCT/US2018/017524 [WO2018/148475] US 16/484680	Provisional [62/457405] 02/10/2017 PCT: 02/10/2018	Pending	FRIEDMAN, JOEL M.; FRIEDMAN, ADAM J.; DRAGANSKI, ANDREW; NAVATI, MAHANTESH

SCHEDULE B
MUTUAL CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement ("Agreement") is made as of December 2, 20 20 between Zylö Therapeutics Inc., with its principal place of business located at 105A Ben Hamby Rd., Greenville South Carolina 29615 and Grapefruit USA, Inc. ("GPFT"), having an address at 10866 Wilshire Blvd., Suite 225, Los Angeles, CA 90024 (each a "Party" and collectively the "Parties").

WHEREAS, the Parties desire to engage in discussions concerning future business opportunities (the "Authorized Purpose"), which discussions may require the disclosure of information that the Parties deem proprietary and confidential;

WHEREAS, the Parties wish to protect their respective confidential information against any unauthorized use and any unauthorized or uncontrolled disclosure.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The confidential information that may be disclosed during discussions between the Parties under this Agreement ("Confidential Information") can be described as and include information obtained directly or indirectly, in tangible or intangible form, which the Party disclosing such information (the "Disclosing Party") considers confidential including, without limitation, technical and business information relating to the Disclosing Party's proprietary ideas, patentable ideas, copyrights, and/or trade secrets, current or future business plans, software and/or computer programs, research and development, production, costs, finances and financial projections, models, samples, patterns, drawings and/or sketches, marketing information, suppliers, and all other non-public information regardless of whether such information is designated as Confidential Information at the time of its disclosure to the receiving Party (the "Recipient"). All information of the Disclosing Party that is disclosed to the Recipient or to which the other Party obtains access, whether originated by the Recipient or by the Disclosing Party or others, shall be presumed to be Confidential Information.

2. The Parties shall use the Confidential Information only for the Authorized Purpose. It is also expressly understood that unauthorized disclosure or use, whether intentional or unintentional, of any of the Confidential Information would be detrimental to the Disclosing Party. Each Party agrees:

    a. Not to disclose to any third party the object and scope of the discussions between the Parties, except as required by law;

    b. Not to use any of the Confidential Information for any purpose other than for or in connection with the Authorized Purpose;

    c. To maintain all of the Confidential Information in confidence and not to disclose any portion of the Confidential Information to any person or entity not authorized hereunder without the prior written consent of the Disclosing Party;

    d. That any dissemination of Confidential Information shall be only in connection with the Authorized Purpose, and shall be only to the employees, agents or affiliates of Recipient who have a need to know said Confidential Information in order for the Recipient to carry out proper purposes and responsibilities related to the Recipient's discussions with the Disclosing Party and the Authorized Purpose and who have

been advised of the confidential nature of such information. Further, the Recipient shall cause such employees, agents and affiliates who have access to the Confidential Information to comply with the terms and provisions of this Agreement in the same manner as each Party is bound hereby, with the Recipient remaining responsible for the actions and disclosures of such representatives.

e. That, upon termination of the discussions between the Parties or upon the Disclosing Party's request, all records, any compositions, articles, documents and other items which contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof), regardless of the person causing the same to be in such form, shall be returned to the Disclosing Party or, destroyed by the Recipient at the Disclosing Party's request,, and the Recipient shall certify that the provisions of this paragraph have been complied with. This Agreement shall become effective and binding upon the Effective Date and shall remain in effect for a period of one (1) year from the Effective Date. The obligation of confidentiality and non-use shall remain in effect for an additional period of four (4) years from expiration or termination of this Agreement.

3. This Agreement imposes no obligation upon the Recipient with respect to any Confidential Information that: (i) was in the Recipient's possession before receipt from the Disclosing Party; (ii) is or becomes a matter of public knowledge through no act or omission of the Recipient; (iii) is rightfully received on a non-confidential basis by the Recipient from a third party not owing a duty of confidentiality to the Disclosing Party; (iv) is disclosed without a duty of confidentiality to a third party by, or with the authorization of the Disclosing Party; or (v) is disclosed by order of a court of competent jurisdiction.

4. This Agreement does not obligate the Parties to negotiate the terms of or enter into any further business relationships, nor does it create any obligation of exclusivity between the Parties. Nothing herein shall be construed so as to create an obligation of either Party to disclose any Confidential Information to the other Party.

5. This Agreement shall not be construed as creating, conveying, or transferring upon either Party any right, title, license, or authority, implied or otherwise, in or to the Confidential Information exchanged, except as the limited right to use as specified in paragraph 2. Furthermore, no conveyance of any intellectual property rights is granted by this Agreement.

6. It is further understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7. Neither Party shall be liable to the other for any decisions, obligations, costs, or expenses incurred, changes in business practices, plans, organization, products, services, or otherwise, based on either Party's decision to rely on or use any information exchanged under this Agreement.

8. If there is a breach of any provision of this Agreement, it is agreed and understood that the injured Party shall have no adequate remedy in money or other damages, and therefore shall be entitled to injunctive relief in addition to any other remedies available to them, including, without limitation, specific performance.

9. This Agreement contains the entire agreement between the Parties concerning the disclosure of Confidential Information and no modification or waiver of any of its terms shall be binding unless it is in writing and signed by authorized representatives of both Parties.

10. If any of the provisions of this Agreement are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the agreement as a whole.

11. This Agreement may be executed in any number of counterparts (including by facsimile or e-mail), each of which shall be an original, but all of which together shall constitute one instrument. References to the Parties shall be deemed to include each of their affiliates, if any. Any disputes arising out of this Agreement shall be venued in federal or state district court in the State of Delaware, and each Party hereby consents to the jurisdiction of such court. This Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws principles. This agreement shall be binding upon the Parties hereto and their successors and assigns.

12. Each of the Parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

The Parties have executed this Confidentiality Agreement, effective as of the date set forth above.

DocuSigned by:

By: *Scott Pancoast*

Name: Scott R. Pancoast
Title: CEO, Zylö Therapeutics Inc.

DocuSigned by:

By: ______________________

Name: Bradley J. Yourist
Title: CEO, Grapefruit USA, Inc.